CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of Rochdale Investment Trust and to the use of our reports dated February 27, 2009 on the financial statements and financial highlights of Rochdale Dividend & Income Portfolio,  Rochdale Large Growth Portfolio, Rochdale Large Value Portfolio, Rochdale Mid/Small Growth Portfolio, Rochdale Mid/Small Value Portfolio and Rochdale Intermediate Fixed Income Portfolio, each a series of beneficial interest of Rochdale Investment Trust..   Such financial statements and financial highlights appear in the 2008 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

/s/TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
April 27, 2009